Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE THIRD QUARTER FISCAL 2018

~ Diluted Earnings per Share Increased 16.8% to $1.18 vs. $1.01 ~
~ Consolidated Sales Increased 4.2% to $5.54 Billion ~
~ Enterprise Same-Store Sales Increased 1.0% ~
~ Same-Store Sales by Segment: Dollar Tree +2.3%, Family Dollar -0.4% ~
~ Updates Integration and Capital Allocation Plans ~

CHESAPEAKE, Va. - November 29, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported financial results for the quarter ended November 3, 2018.
“We delivered earnings within the range of our expectations despite continued cost pressures related to domestic freight and our investment in store wages,” stated Gary Philbin, President and Chief Executive Officer. “Dollar Tree delivered its 43rd consecutive quarter of same-store sales growth, with increases in both customer transactions and average ticket. We are pleased with the performance of our newly renovated Family Dollar stores. Additionally, we have begun the important phase of consolidating our store support centers into our Chesapeake campus, which will improve our ability to support Family Dollar stores through enhanced collaboration, communication and teamwork.”
Third Quarter Results
Consolidated net sales increased 4.2% to $5.54 billion from $5.32 billion in the prior year’s third quarter. Enterprise same-store sales increased 1.0%. Same-store sales for the Dollar Tree banner increased 2.3% on a constant currency basis (or 2.2% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Family Dollar banner decreased by 0.4%.
Gross profit increased by $5.9 million, or 0.4%, to $1.67 billion in the quarter compared to the prior year’s third quarter. As a percent of sales, gross margin decreased to 30.2% compared to 31.3% in the prior year. The 110 basis point decline was driven primarily by higher domestic freight, shrink, markdowns, distribution, and occupancy costs, partially offset by lower merchandise costs. In addition, gross profit for the quarter includes $6.1 million of expense for hurricane-related losses.
Selling, general and administrative expenses were 23.2% of sales compared to 23.3% of sales in the prior year's third quarter. The 10 basis point improvement in selling, general and administrative expenses, as a percentage of sales, was driven by lower operating and corporate expenses and lower depreciation costs, partially offset by higher store hourly payroll expenses. The third quarter includes $2.3 million of expense related to the store support center consolidation announced September 18, 2018.
Operating income for the quarter was $387.8 million compared with $425.2 million in the same period last year and operating income margin was 7.0% in the current quarter compared to 8.0% of sales in last year’s quarter.
The Company's effective tax rate for the quarter was 17.1% compared to 32.4% in the prior year period. The decrease in rate was due to the Tax Cuts and Jobs Act (TCJA) signed into law on December 22, 2017, which lowered the federal corporate tax rate to 21% from 35% and made numerous other law changes effective January 1, 2018. Additionally, the Company recorded a tax benefit of $15.7 million based on the substantial completion of its analysis on the net deferred tax liability valuation.
Net income compared to the prior year's third quarter increased $41.9 million to $281.8 million and diluted earnings per share increased 16.8% to $1.18 compared to $1.01 in the prior year’s quarter.

During the quarter, the Company opened 127 stores, expanded or relocated 14 stores, and closed 18 stores. Additionally, the Company opened 30 Dollar Tree stores that were re-bannered from Family Dollar. Retail selling square footage at quarter end was approximately 119.5 million square feet.
First Nine Months Results
Consolidated net sales increased 4.6% to $16.62 billion from $15.88 billion in the same period last year. Enterprise same-store sales increased 1.4%. Same-store sales for the Dollar Tree banner increased 3.3% on a constant currency basis (or 3.4% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Family Dollar banner decreased 0.4%.
Gross profit increased 2.3% to $5.04 billion from $4.92 billion in the first nine months of 2017. As a percent of sales, gross margin decreased 70 basis points to 30.3% from 31.0% in the prior year period.
Selling, general and administrative expenses were 23.0% of sales compared to 23.2% of sales for the first nine months of 2017. The prior year period included a $53.5 million receivable impairment. Excluding the receivable impairment, selling, general and administrative expenses, as a percentage of sales, were 22.9% in the prior year’s period.
Operating income for the period was $1.21 billion, compared with $1.23 billion in the same period last year. Operating income margin decreased to 7.3% in the current year period from 7.8% of sales in the prior year. Excluding the $53.5 million receivable impairment, operating income margin from the prior year’s period was 8.1%.
Net interest expense for the period was $323.7 million compared to $220.2 million in the prior year’s period. The increase is due to the prepayment premiums paid of $107.8 million and $6.5 million related to the redemption of the 5.75% Acquisition Notes due 2023 and Term Loan B-2, respectively. Also, in connection with the Company’s debt refinancing in the first quarter, $41.2 million of amortizable non-cash deferred financing costs were accelerated and expensed.
The Company's effective tax rate for the period was 19.1% compared to 33.4% in the prior year period. The decrease in rate was due to the TCJA, the benefit from the completion of the analysis on the net deferred tax liability valuation and the effect of the statute expirations.
Net income compared to the prior year's period increased $42.0 million to $716.2 million and GAAP diluted earnings per share was $3.00 compared to $2.84 in the prior year’s period. Excluding debt refinancing costs in the current year and the receivable impairment from the prior year, diluted earnings per share improved 18.1% to an adjusted $3.52 compared to an adjusted $2.98 from the prior year period.
Integration Update
Following the completion of the acquisition of Family Dollar in July 2015, the Company has made significant progress on integration. While there is more to be done, the Company believes that Family Dollar will demonstrate its potential as the store optimization program and integration initiatives are implemented and gain traction throughout 2019.
As part of the integration process, the Company has implemented initiatives to establish a single foundation to improve efficiencies across the organization and support the growth of the Dollar Tree and Family Dollar brands.
Significant Company-wide integration achievements include:

•	Implementing a shared services model across corporate support functions, including Finance, Human Resources (HR); Information Technology (IT), and Supply Chain;

•	Introducing common technology platforms and processes across both brands, including Finance and HR systems;

•
Improving logistic and supply chain efficiencies, including testing and refining the approach and systems for the Company’s first combined distribution center in St. George, Utah which began servicing both brands in 2016; and,

•	Announcing the consolidation of corporate functions, including support functions into its Chesapeake, Virginia headquarters location. The Company expects to complete the consolidation by Fall 2019.
The Company has implemented initiatives to improve operational performance across the footprint of Family Dollar stores.

Significant accomplishments related to these initiatives include:

•	Building the Family Dollar leadership team by hiring executives with significant and relevant retail experience;

•	Investing in inventory by changing re-stock policies to improve in-stocks;

•	Adding better adjacencies and improving the merchandise impact of key categories with a focus on consumables and increased refrigeration;

•	Introducing programs and training to improve the sales culture, including harmonization of compensation programs at the store-level to better incentivize store manager performance;

•	Launching “Smart Ways to Save” customer-facing marketing program;

•	Investing in mobile technology and introducing Smart Coupons to better reach core customers and increase loyalty;

•	Commencing a program to improve and rebrand its private label products and increase the variety and quantity of private label products in stores; and,

•	Completing numerous store format tests to optimize layout and develop new prototype design.
The Company has implemented an analytically-driven decision-making process to optimize Family Dollar’s real estate portfolio through renovating stores, re-bannering stores under the Dollar Tree brand, or closing stores. Since completing the Family Dollar transaction, the Company has:

•	Opened 830 Family Dollar new stores,

•	Renovated 865 Family Dollar stores,

•	Re-bannered 354 Family Dollar stores to the Dollar Tree brand, and

•	Closed 195 Family Dollar stores.
The Company will be accelerating its store optimization program, and currently expects to renovate a minimum of 1,000 Family Dollar stores in fiscal 2019. The Company plans to open 350 new Dollar Tree and 200 new Family Dollar stores in fiscal 2019, as well as re-bannering an additional 200 Family Dollar stores to Dollar Tree stores. The Company will provide additional information related to the store optimization program at its investor day in 2019, which the Company is in the process of planning.
“Through the hard work we have done over the past three and a half years, we have put in place the foundational elements that we need to be successful over the long term,” said Philbin. “We are now accelerating our program to optimize our fleet of Family Dollar stores to improve the customer experience and accelerate our growth. We are confident that our testing has resulted in creating models for renovations that are effective in both urban markets and rural communities, and when we look across the country, we see a tremendous opportunity ahead of us.”
Capital Allocation Update
On account of the Family Dollar acquisition, the Company stopped repurchasing shares in order to allocate sufficient capital to reduce outstanding debt, invest to support the growth of Dollar Tree and Family Dollar, invest in initiatives to integrate Family Dollar and improve store performance across the Family Dollar portfolio.
Since completing the acquisition, the Company has:

•	Reduced outstanding debt by approximately $3.5 billion through November 3, 2018;

•	Achieved upgrades to Investment Grade ratings of BBB- from S&P Global and Baa3 from Moody’s in March 2018;

•	In conjunction with ratings upgrades, migrated to a fully unsecured investment grade capital structure through debt refinancing completed in April 2018; and,

•	Continued to produce strong cash flow from operations in excess of investment needs.
As a result of its successful progress with integration and free cash flow in excess of investment needs, the Company expects to reduce its variable rate outstanding debt. The Company has an existing $1.0 billion board authorization to repurchase shares and will continue to evaluate share repurchases in 2019.
The Company plans to provide more information related to its capital allocation strategy in early 2019.

Company Outlook
The Company estimates consolidated net sales for the fourth quarter of 2018 to range from $6.10 billion to $6.21 billion, based on a low single-digit increase in same-store sales for the combined enterprise. Diluted earnings per share are estimated to be in the range of $1.86 to $1.95.
Consolidated net sales for full-year fiscal 2018 are now expected to range from $22.72 billion to $22.83 billion compared to the Company’s previously expected range of $22.75 billion to $22.97 billion. This estimate is based on a low single-digit increase in same-store sales and 3.2% square footage growth. The Company now anticipates net income per diluted share for full-year fiscal 2018 will range between $4.86 and $4.95. This compares to the Company’s previously expected range of $4.85 to $5.05. The Company’s fourth quarter and full year guidance does not include expenses and charges in connection with the effects of store optimization (including store renovations, store closures and other assets).
Philbin added, “Dollar Tree has a diversified business model that works in good times and bad. With two large, well-known brands, we have the ability to deliver value and convenience to more customers in all types of markets. With a strong foundation to support the growth of our Dollar Tree and Family Dollar brands, we are well positioned to capture the significant opportunity ahead of us as we continue to focus on delivering increased value to long-term shareholders.”
Conference Call Information
On Thursday, November 29, 2018, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 855-719-5012. A recorded version of the call will be available until midnight Wednesday, December 5, 2018, and may be accessed by dialing 888-203-1112. The access code is 9066202. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, December 5, 2018.
Dollar Tree, a Fortune 200 Company, operated 15,187 stores across 48 states and five Canadian provinces as of November 3, 2018. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding fourth quarter 2018 and full-year 2018 net sales, expenses, same-store sales, diluted earnings per share, square footage growth, shrink expense, wages, interest expense savings, the impact of the Tax Cuts and Jobs Act, the impacts of freight costs and implemented and proposed tariffs as well as anti-dumping duties on our business, the benefits, results, and effects of the on-going integration with Family Dollar, including efforts to make both Company-wide improvements as well as those targeted at Family Dollar operational performance in areas such as personnel, merchandising, marketing and store optimization (including expenses and charges in connection with store closures and related assets) and renovation on future financial and operating results and shareholder value, the Company’s plans to reduce debt and resume its stock repurchase program and the combined Company’s other plans, objectives, expectations (financial and otherwise) and intentions.  These statements are subject to risks and uncertainties.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K/A filed March 26, 2018, and other filings with the Securities and Exchange Commission.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017

Net sales	$5,538.8	$5,316.6	$16,618.1	$15,884.9

Cost of sales	3,866.9	3,650.6	11,582.7	10,964.0

Gross profit	1,671.9	1,666.0	5,035.4	4,920.9
	30.2%	31.3%	30.3%	31.0%

Selling, general & administrative expenses, excluding Receivable impairment	1,284.1	1,240.8	3,827.5	3,633.9
	23.2%	23.3%	23.0%	22.9%

Receivable impairment	—	—	—	53.5
	—%	—%	—%	0.3%

Selling, general & administrative expenses	1,284.1	1,240.8	3,827.5	3,687.4
	23.2%	23.3%	23.0%	23.2%

Operating income	387.8	425.2	1,207.9	1,233.5
	7.0%	8.0%	7.3%	7.8%

Interest expense, net	47.6	69.7	323.7	220.2
Other (income) expense, net	0.2	0.4	(0.9)	0.8

Income before income taxes	340.0	355.1	885.1	1,012.5
	6.1%	6.7%	5.3%	6.4%

Income tax expense	58.2	115.2	168.9	338.3
Income tax rate	17.1%	32.4%	19.1%	33.4%

Net income	$281.8	$239.9	$716.2	$674.2
	5.1%	4.5%	4.3%	4.2%

Net earnings per share:
Basic	$1.18	$1.01	$3.01	$2.85
Weighted average number of shares	237.9	236.9	237.8	236.7

Diluted	$1.18	$1.01	$3.00	$2.84
Weighted average number of shares	238.7	237.8	238.6	237.5

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expense outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

In the first quarter of 2018, the Company entered into a new Credit Agreement that provided a $1.25 billion revolving credit facility and a $782.0 million term loan facility. The Company also announced the registered offering of $750.0 million aggregate principal amount of Senior Floating Rate Notes due 2020, $1.0 billion of 3.7% Senior Notes due 2023, $1.0 billion of 4.0% Senior Notes due 2025 and $1.25 billion of Senior Notes due 2028. In connection with entry into the new Credit Agreement, the Company terminated the existing Credit Agreement and paid a redemption premium of $6.5 million for the early payment of the Term Loan B-2 Loans. In connection with the offering of the new Senior Notes, the Company redeemed the 5.75% Senior Notes due 2023 and paid a redemption premium of $107.8 million. In connection with the termination of the old Credit Agreement and the payment of Term Loan B-2 and the 5.75% Senior Notes due 2023, the Company accelerated the expense of approximately $41.2 million of amortizable non-cash deferred financing costs and expensed approximately $0.4 million in non-capitalizable transaction costs. Interest on the new debt was approximately $7.9 million in the first quarter and the interest foregone on the redemption of Term Loan A-1 and Term Loan B-2 was approximately $3.3 million.

In the first quarter of 2017, the Company evaluated the collectability of its divestiture-related receivable from Dollar Express, which acquired the stores that the FTC required the Company to divest. Based on a number of factors, the Company determined the outstanding balance of $50.9 million was not recoverable and recorded an impairment charge to write down the receivable to zero. During the second quarter of 2017, Dollar Express completed the liquidation of its stores and continued to be in default of its obligations to the Company, including its obligation to pay the receivable. An additional $2.6 million was recorded as a receivable and impaired in the 13 weeks ended July 29, 2017. The total receivable impairment for the 39 weeks ended October 28, 2017 was $53.5 million.

Reconciliation of Adjusted Net Income:	39 Weeks Ended
	November 3, 2018	October 28, 2017
Net income (GAAP)	$716.2	$674.2
SG&A adjustment:
Receivable impairment	—	53.5
Interest expense adjustment:
Redemption premium on 2023 Senior Notes	107.8	—
Redemption premium on Term Loan B-2	6.5	—
Deferred financing costs acceleration and non-capitalizable transaction costs	41.6	—
Interest expense new Senior Notes	7.9	—
Interest expense foregone on redemption of Term Loan A-1 and Term Loan B-2	(3.3)	—

Provision for income taxes on adjustment	(36.9)	(20.3)
Adjusted Net income (Non-GAAP)	$839.8	$707.4

Reconciliation of Adjusted EPS:	39 Weeks Ended
	November 3, 2018	October 28, 2017
Diluted earnings per share (GAAP)	$3.00	$2.84
Adjustment, net of tax	0.52	0.14
Adjusted EPS (Non-GAAP)	$3.52	$2.98

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Operating Income:	39 Weeks Ended
	November 3, 2018	October 28, 2017
Operating income (GAAP)	$1,207.9	$1,233.5
SG&A adjustment:
Receivable impairment	—	53.5
Adjusted Operating income (Non-GAAP)	$1,207.9	$1,287.0

Reconciliation of Adjusted Operating Income - Family Dollar segment:	39 Weeks Ended
	November 3, 2018	October 28, 2017
Operating income (GAAP)	$248.1	$311.6
SG&A adjustment:
Receivable impairment	—	53.5
Adjusted Operating income (Non-GAAP)	$248.1	$365.1

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				39 Weeks Ended
	November 3, 2018		October 28, 2017		November 3, 2018		October 28, 2017
Net sales:
Dollar Tree	$2,853.8		$2,685.0		$8,407.0		$7,843.6
Family Dollar	2,685.0		2,631.6		8,211.1		8,041.3
Total net sales	$5,538.8		$5,316.6		$16,618.1		$15,884.9

Gross profit:
Dollar Tree	$993.7	34.8%	$942.6	35.1%	$2,909.8	34.6%	$2,735.0	34.9%
Family Dollar	678.2	25.3%	723.4	27.5%	2,125.6	25.9%	2,185.9	27.2%
Total gross profit	$1,671.9	30.2%	$1,666.0	31.3%	$5,035.4	30.3%	$4,920.9	31.0%

Operating income:
Dollar Tree	$331.9	11.6%	$317.3	11.8%	$959.8	11.4%	$921.9	11.8%
Family Dollar	55.9	2.1%	107.9	4.1%	248.1	3.0%	311.6	3.9%
Total operating income	$387.8	7.0%	$425.2	8.0%	$1,207.9	7.3%	$1,233.5	7.8%

	13 Weeks Ended						39 Weeks Ended
	November 3, 2018			October 28, 2017			November 3, 2018			October 28, 2017
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	6,812	8,261	15,073	6,506	8,075	14,581	6,650	8,185	14,835	6,360	7,974	14,334
New	87	40	127	99	70	169	237	166	403	264	202	466
Rebanner (a)	30	(25)	5	—	—	—	47	(49)	(2)	—	—	—
Closings	(6)	(12)	(18)	(1)	(5)	(6)	(11)	(38)	(49)	(20)	(36)	(56)
Ending	6,923	8,264	15,187	6,604	8,140	14,744	6,923	8,264	15,187	6,604	8,140	14,744
Selling Square Footage (in millions)	59.6	59.9	119.5	56.9	58.9	115.8	59.6	59.9	119.5	56.9	58.9	115.8
Growth Rate (Square Footage)	4.7%	1.7%	3.2%	4.6%	2.3%	3.4%	4.7%	1.7%	3.2%	4.6%	2.3%	3.4%

(a) Stores are included as rebanners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	November 3,	February 3,	October 28,
	2018	2018	2017

Cash and cash equivalents	$708.3	$1,097.8	$400.1
Merchandise inventories, net	3,715.6	3,169.3	3,397.8
Other current assets	325.6	309.2	174.7
Total current assets	4,749.5	4,576.3	3,972.6

Property, plant and equipment, net	3,406.2	3,200.7	3,178.9
Assets available for sale	5.9	8.0	8.6
Goodwill	5,023.6	5,025.2	5,024.3
Favorable lease rights, net	314.6	375.3	398.0
Tradename intangible asset	3,100.0	3,100.0	3,100.0
Other intangible assets, net	4.6	4.8	4.9
Other assets	44.9	42.5	42.9

Total assets	$16,649.3	$16,332.8	$15,730.2

Current portion of long-term debt	$—	$915.9	$165.9
Accounts payable	1,365.1	1,174.8	1,181.3
Income taxes payable	0.7	31.5	—
Other current liabilities	769.9	736.9	692.7
Total current liabilities	2,135.7	2,859.1	2,039.9

Long-term debt, net, excluding current portion	5,043.8	4,762.1	5,557.0
Unfavorable lease rights, net	84.0	100.0	105.7
Deferred tax liabilities, net	999.2	985.2	1,472.4
Income taxes payable, long-term	33.0	43.8	45.1
Other liabilities	410.5	400.3	393.6

Total liabilities	8,706.2	9,150.5	9,613.7

Shareholders' equity	7,943.1	7,182.3	6,116.5

Total liabilities and shareholders' equity	$16,649.3	$16,332.8	$15,730.2

The February 3, 2018 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	39 Weeks Ended
	November 3,	October 28,
	2018	2017

Cash flows from operating activities:
Net income	$716.2	$674.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	454.4	454.6
Provision for deferred taxes	13.8	15.8
Amortization of debt discount and debt-issuance costs	53.7	12.0
Receivable impairment	—	53.5
Other non-cash adjustments to net income	63.3	61.6
Loss on debt extinguishment	114.7	—
Changes in operating assets and liabilities	(365.2)	(679.1)
Total adjustments	334.7	(81.6)
Net cash provided by operating activities	1,050.9	592.6

Cash flows from investing activities:
Capital expenditures	(622.7)	(449.4)
Proceeds from sale of restricted and unrestricted investments	—	4.0
Proceeds from (payments for) fixed asset disposition	3.3	(0.1)
Net cash used in investing activities	(619.4)	(445.5)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	4,775.8	—
Principal payments for long-term debt	(5,432.7)	(610.8)
Debt-issuance and debt extinguishment costs	(155.3)	—
Proceeds from revolving credit facility	50.0	—
Repayments of revolving credit facility	(50.0)	—
Proceeds from stock issued pursuant to stock-based compensation plans	14.2	24.4
Cash paid for taxes on exercises/vesting of stock-based compensation	(22.6)	(27.2)
Net cash used in financing activities	(820.6)	(613.6)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.2
Net decrease in cash and cash equivalents	(389.5)	(466.3)
Cash and cash equivalents at beginning of period	1,097.8	866.4
Cash and cash equivalents at end of period	$708.3	$400.1